Exhibit 10.1

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (the “Agreement”) is made and entered by and between me, Mark Tucker (for myself, my spouse, family, beneficiaries, agents, and attorneys) (jointly, “Executive”) and Aerojet Rocketdyne Holdings, Inc. and Aerojet Rocketdyne, Inc. (collectively, the “Company”) as of December 6, 2018 (the “Effective Date”).

WHEREAS, the Company has employed Executive as the Chief Operating Officer and wishes to continue to employ him in that role until at least March 31, 2020; and

WHEREAS, the Company wishes to reward Executive for remaining employed for that period and making particular contributions toward the success of the Company during that time;

NOW THEREFORE, in consideration of the covenants set forth in this Agreement, Company and Executive, each intending to be legally bound, hereby agree as follows:

1.

Retention Consideration. In consideration for the Executive (A) remaining employed with the Company throughout the Retention Period, and (B) performing the duties described in Section 2, Executive will retain the title of Chief Operating Officer and will receive the following:

a.	Compensation During Retention Period.

(i)

Base Salary. The Company shall continue to pay Executive his base salary at the level in effect as of the Effective Date, through and including the Termination Date, less applicable withholdings and in accordance with the Company’s payroll procedures. Executive shall be eligible for an adjustment to his base salary in connection with the annual review of base salaries by the Organization and Compensation Committee (the “Committee”) of the Board of Directors of Aerojet Rocketdyne Holdings, Inc., at the discretion of the Committee. In the event that the Termination Date occurs before March 31, 2020, and Executive’s termination qualifies as an Eligible Early Termination, Executive shall be paid a lump sum equal to the base salary he would have earned from the Termination Date up to and including March 31, 2020.

(ii)

Short-term Incentive Program. Executive shall be entitled to participate in the Short-Term Incentive Program (“STIP”) for the fiscal years 2019 and 2020, with an individual target percentage of seventy-five percent (75%) of his base compensation. Executive shall participate in the STIP in accordance with the performance measures and target established by the Committee for each fiscal year, and will receive payment of any STIP award based upon the Committee’s determination regarding achievement of the STIP goals. Executive understands that any payout under the STIP will be consistent with other participants in the AJRD Holdings Inc. STIP and would be made at the time the Company approves and authorizes payments to those eligible under the STIP. For avoidance of doubt, any STIP payout for 2020 will be pro-rated based on full months of

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service. In the event that the Termination Date occurs before March 31, 2020, and Executive’s termination qualifies as an Eligible Early Termination, Executive shall be paid a pro-rata STIP in accordance with the performance measures and target established by the Committee for each fiscal year, and will receive payment of any STIP award based upon the Committee’s determination regarding achievement of the STIP goals. Executive understands that any payout under the STIP will be consistent with other participants in the AJRD Holdings Inc. STIP and, subject to Section 15 below, would be made at the time the Company approves and authorizes payments to those eligible under the STIP.

(iii)

Long-Term Incentive Program. Executive shall continue to participate in the Long-Term Incentive Program in 2019, but at a reduced level reflecting Executive’s planned departure prior to the end of the normal three-year performance period. Executive shall not participate in the Long-Term Incentive Program or receive other equity-based compensation awards in 2020.

(iv)

Accrued Vacation. Executive shall continue to accrue vacation in accordance with the Company’s generally applicable vacation policy, as such policy may be amended from time to time, and be paid a lump sum equal to all accrued but unused vacation upon his Termination Date.

(v)

Benefits. Executive shall continue to be eligible to participate in the Company’s medical, dental and other similar employee benefit programs, in accordance with the provisions of any such plans, as the same may be in effect from time to time.

b.	Accelerated Vesting of Equity Grants at Conclusion of Retention Period.

(i)

Subject to subparagraph (ii), if Executive (A) remains employed throughout the Retention Period, and (B) has successfully performed the duties described in Section 2, the Company will accelerate vesting of certain equity grants which have been previously awarded or may in the future be awarded to Executive under the Company’s Long Term Incentive Program, which vesting will occur on the day after Executive’s last day to revoke the General Release. In addition, for the purpose of determining the duration of any stock appreciation rights or stock options included in such equity grants, Executive’s termination of employment at the end of the Retention Period shall be considered to be retirement from the Company. For the avoidance of doubt, Exhibit A lists all currently outstanding and possible future equity grants and sets forth their vesting terms in accordance with this provision.

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(ii)

Accelerated vesting of equity grants under any of the provisions herein, including Sections 1(b)(i), (iv) and (v), is conditioned on Executive’s execution and delivery of general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns (the “General Release”), in the form attached hereto as Exhibit B, on or after his Termination Date.

(iii)

No Accelerated Vesting For Voluntary Termination or Termination for Cause. The Company shall not accelerate the vesting of any equity grants in the event that prior to March 31, 2020, (a) Executive resigns or otherwise voluntarily terminates his employment with the Company, or (b) the Company terminates Executive for Cause (as hereinafter defined).

(iv)

Accelerated Pro Rata Vesting for Eligible Early Termination Due to Death or Disability. The Company shall accelerate the vesting of any equity grants on a pro rata basis in the event that prior to March 31, 2020, Executive’s termination qualifies as an Eligible Early Termination (as hereinafter defined) due to death or disability.

(v)

Accelerated Vesting for Eligible Early Termination Other Than Due to Death or Disability. The Company shall accelerate the vesting of any outstanding equity grants in the event that prior to March 31, 2020, Executive’s termination qualifies as an Eligible Early Termination (as hereinafter defined) for any reason other than due to death or disability.

2.

Duties During Retention Period. As consideration for the retention compensation described in Section 1, during the Retention Period, Executive shall (i) continue to perform the duties of Chief Operating Officer; (ii) lead the effort to identify, hire and transition duties to a Senior Vice President of Defense; and (iii) lead the efforts to identify, hire and transition duties to a Vice President of Operations who will take over Executive’s role in a similar but smaller scope.

3.

Timing of Post-Termination Payments. Upon a Termination for any reason, Executive shall be entitled to the following amounts which shall be paid within thirty (30) days unless otherwise required by law: (i) payment of his Base Compensation up to and including the Termination Date; (ii) payment in lieu of any accrued but unused vacation time, in accordance with the Company’s vacation policy; and (iii) payment of business expenses timely submitted for reimbursement in accordance with the Company’s reimbursement policy.

4.

Effect of Any Accelerated Payments In the Event of a Change in Control: Executive understands that any consideration that is payable or vests on an accelerated basis under this Retention Agreement as of his Termination Date would be considered severance benefits for purposes of Section 7(a) of the Aerojet Rocketdyne Holdings Inc. Change in Control Policy.

5.	Definitions.

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a.

Cause. For purposes of this Agreement, the term “Cause” shall mean that Executive: (A) pleads “guilty” or “no contest” to or is indicted for or convicted a felony under federal or state law or as a crime under federal or state law which involves Executive’s fraud or dishonesty; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) fails to reasonably perform the responsibilities of his position (such reasonable performance shall be evaluated based on effort); (D) engages in misconduct that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Agreement or written policy of the Company, provided that if the Company provides written notice of Cause pursuant to (C) through (E), the Executive shall be given thirty (30) days from the date of such written notice to cure such conduct.

b.

Disability. For purposes of this Agreement, the term “Disability” shall mean that Executive becomes physically or mentally unable to perform his duties hereunder and such incapacity has continued for a total of ninety (90) consecutive days or any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days.

c.	Termination Date. For purposes of this Agreement, the term “Termination Date” shall mean the date that Executive’s employment with the Company shall terminate, pursuant to Section 1 or otherwise.

d.

Eligible Early Termination. For purposes of this Agreement, the term “Eligible Early Termination” shall mean, in the event that the Termination Date occurs before March 31, 2020, a termination of Executive (i) at the request or upon the initiation of the Company other than for Cause; (ii) due to the death or Disability of Executive; or (iii) upon the resignation or voluntary termination of Executive in the event that Executive is no longer a direct report to the Chief Executive Officer and Executive suffers a significant change or diminution in his duties and responsibilities.

e.	Retention Period. For purposes of this Agreement, the term “Retention Period” shall mean the period between the Effective Date and the close of business on March 31, 2020.

6.

Non-Solicitation Agreement. The Executive agrees that for a period of twelve (12) months after the Termination Date regardless of the reason for the Executive’s termination of employment with the Company, he will not directly or indirectly hire, solicit or attempt to hire or solicit any employee of, or consultant to the Company, or encourage such employee to terminate his or her employment with the Company, which employee or consultant had been rendering services to the Company at any time within the last twelve (12) month period of Executive’s employment with the Company.

7.

Representations and Warranty. Executive represents and warrants that Executive’s entering into this Agreement and the performance by Executive hereunder will not conflict with, violate or constitute a breach of, or require any consent or approval under, any agreement, license, arrangement or understanding, whether written or oral, or any law, judgment, decree, order, rule or regulation to which Executive is a party or, to the best of his knowledge, by which Executive is bound.

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8.

Confidentiality. Except as required by law, the terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Executive to any person or entity without the prior written consent of the Company, except if required by law and to Executive’s accountants, attorneys or spouse, provided that they agree to maintain the confidentiality of this Agreement.

9.

Employment-at-will. Executive understands that he remains an employee-at-will and that this Agreement does not constitute a contract of employment and does not imply that his employment will continue for any period of time.

10.

Severability. I f any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement. The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

11.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of California, without regard to the conflict of laws provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Los Angeles County, in the State of California.

12.

Waiver. The waiver by either party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

13.

Assignment. This Agreement, as it relates to Executive’s employment, is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his estate and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

14.

Entire Agreement. This Agreement (including all agreements incorporated by reference herein) constitutes the complete understanding between the parties with respect to Executive’s employment with the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties, all of which remain in full force and effect. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties.

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15.

Code Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

a.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) thirty (30) days from the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 15 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

b.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

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c.

For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g. , “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

16.

Arbitration of Disputes – Exclusive Remedy: The Company and Executive agree to resolve any claims they may have with each other arising out of this Retention Agreement (except, if either Executive or the Company so elects, any dispute for which injunctive relief is a principal remedy) through final and binding arbitration in accordance with the terms of the existing Arbitration Agreement between the Company and Executive in the attached Exhibit B, which is specifically incorporated by reference herein. Executive and the Company agree to the Arbitration process set forth therein. This arbitration requirement applies to, among other things, disputes about the validity, interpretation, or effect of this Retention Agreement or alleged violations of it, claims of discrimination under federal or state law, or other statutory violation claims. Arbitration in this manner shall be the exclusive remedy for any claim that must be arbitrated pursuant to this section. Should Executive or the Company attempt to resolve such a claim by any method other than arbitration pursuant to this section, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.

ACCEPTED AND AGREED TO BY EMPLOYEE:	ACCEPTED AND AGREED TO BY THE COMPANY:

I have read, do understand and voluntarily agree to the provisions of this Agreement.	I have read, do understand and voluntarily agree to the provisions of this Agreement. I am authorized to sign this Agreement on behalf of the Company.
/s/ Mark Tucker
Signature of Employee	/s/ Natalie Schilling
Mark Tucker	By: Natalie Schilling, VP and CHRO
Print Name of Employee	12/6/2018
Address:[ ]	Date of Signature

12/6/2018
Date of Employee’s Signature

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Exhibit A to Agreement

EXHIBIT A

MARK TUCKER

EXECUTIVE RETENTION AGREEMENT

Outstanding Equity Grants That Will Vest (or Not Vest) According To Their Terms On Or Prior To 3-31-20

Grant Date	Type of Grant	Shares Granted	Stock Price Vesting Requirements		Specified Vesting Date	Eligible for Accelerated Vesting on Day After Executive’s Last Day to Revoke General Release?
			Stock Price	Last Date to Achieve
5-1-17	Performance Shares [2]	41,159	—	—	3-31-20	No
2-27-18	Time-based Restricted Shares	703	—	—	2-27-19	No
2-27-18	Time-based Restricted Shares	703	—	—	2-27-20	No
2-27-18	Stock Price Performance Shares	3,080	$38	12-31-21	—	No
2-27-18	Stock Price Performance Shares	3,080	$42	12-31-22	—	No

Outstanding Equity Grants That Are Subject To Accelerated Vesting

Grant Date	Type of Grant	Shares Granted	Stock Price Vesting Requirements		Specified Vesting Date	Eligible for Accelerated Vesting on Day After Executive’s Last Day to Revoke General Release?
			Stock Price	Last Date to Achieve
5-1-17	SARs [3]	22,335	—	—	5-1-20	Yes
2-27-18	SARs [3]	20,086	—	—	2-27-21	Yes
2-27-18	Performance Shares [2]	39,008	—	—	2-27-21	Yes, but only 2/3
2-27-18	Time-based Restricted Shares	704	—	—	2-27-21	Yes

Possible Future Equity Grants1 That May Vest According To Their Terms On Or Prior to 3-31-20 But Are Not Subject To Accelerated Vesting

Grant Date	Type of Grant	Shares Granted	Stock Price Vesting Requirements		Specified Vesting Date	Eligible for Accelerated Vesting on Day After Executive’s Last Day to Revoke General Release?
			Stock Price	Last Date to Achieve
2-28-19	Stock Price Performance Shares	3,080	$40	12-31-21	—	No
2-28-19	Stock Price Performance Shares	3,080	$44	12-31-22	—	No
2-28-19	Stock Price Performance Shares	3,080	$48	12-31-23	—	No
2-28-19	Time-Based Restricted Shares	703	—	—	2-28-20	No

Possible Future Equity Grants1 That Are Subject To Accelerated Vesting

Grant Date	Type of Grant	Shares Granted	Stock Price Vesting Requirements		Vesting Date	Eligible for Accelerated Vesting on Day After Executive’s Last Day to Revoke General Release?
			Stock Price	Last Date to Achieve
2-28-19	SARs [3]	20,086	—	—	2-28-22	Yes
2-28-19	Performance Shares [2]	39,008	—	—	2-28-22	Yes, but only 1/3
2-28-19	Time-Based Restricted Shares	703	—	—	2-28-21	Yes
2-28-19	Time-Based Restricted Shares	704	—	—	2-28-22	Yes

[1]

Possible future equity grants shown here are estimates only, based on past experience. The design and scope of the 2019 -2021 Long-Term Incentive Plan, if any, will be determined by the Organization and Compensation Committee of the Company’s Board of Directors in its full discretion, and there is no guarantee that grants will be made in the quantities and in the forms shown here.

[2]	Performance Shares are listed at the “Maximum” levels.
[3]	The terms of all SARs shown here will be 7 years from the applicable dates of grants (assuming that the Executive executes a General Release and does not revoke it).

Exhibit B to Agreement

Exhibit B

AGREEMENT AND GENERAL RELEASE

Agreement and Release (“Agreement”) executed this          day of             , 20        , by and between Mark Tucker (“Executive”) and Aerojet-Rocketdyne, Inc. its parents, subsidiaries and affiliates (the “Company”).

1. Executive’s employment shall terminate effective             , 20         (“Termination Date”). As of that date, Employee’s duties, responsibilities, office and title ceased.

2. The Company shall pay to Executive the post-termination payments and benefits described in Section 1 of the Executive Retention Agreement (“Retention Agreement”) dated December 6, 2018 in accordance with the timing and conditions set forth in the Retention Agreement.

3. The Company and Executive agree that in the event that any of the payments provided in Section 1 constitute deferred compensation within the meaning of Section 409(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and Executive is at such time a specified employee, such payment or payments that constitute nonqualified deferred compensation within the meaning of the Code shall not be made prior to the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) thirty (30) days from the date of the Executive’s death (within the meaning of the Code).

4. Executive agrees and acknowledges that the payments and/or benefits provided in Paragraph 2 above exceed any payments and benefits to which Executive would otherwise be entitled under any policy, plan, and/or procedure of the Company absent his signing this Agreement. Executive acknowledges that he has been paid for work performed up to and including the Termination Date and for accrued but unused vacation.

5. Executive shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement. Executive may accept this Agreement at any time within the twenty-one (21) day period by executing it and returning it to Natalie Schilling, Chief Human Resources Officer, Natalie.Schilling@rocket.com, by the end of the twenty-first (21st) day after Executive’s receipt of this Agreement. Thereafter, Executive will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to the Chief Human Resources Officer at the address listed above, and delivering it to Chief Human Resources Officer no later than 5:00 p.m. on the seventh (7th) day following the date Executive signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day following Executive’s signing of this Agreement (the “Release Effective Date”), provided the Executive does not revoke the Agreement during the revocation period. In the event Executive does not accept this Agreement as set forth above, or in the event Executive revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payment and/or benefits referred to in Paragraph 2 above, shall automatically be deemed null and void.

6. Full and General Release:

(a) In consideration of the payment and/or benefits referred to in Paragraph 2 above, Executive for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its or their employee benefit and/or pension plans or funds, and any of its or their past or present officers, directors, stockholders, agents, trustees, administrators, employees or assigns (whether acting as agents for such entities or in their individual capacities), (hereinafter collectively referred to as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date.

(b) Without limiting the generality of the foregoing subparagraph (a), this Agreement is intended to and shall release the Releasees from any and all claims arising out of Executive’s employment with Releasees and/or the termination of Executive’s employment, including but not limited to any claim(s) under or arising out of (i) Title VI of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) the California Fair Employment Practices and Housing Act; (vi) Section 806 of the Sarbanes Oxley Act of 2002; (vii) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (viii) the terms and conditions of Executive’s employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (ix) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

(c) As a further consideration and inducement for this Agreement, to the extent permitted by law, Executive hereby waives and releases any and all rights under Section 1542 of the California Civil Code or any analogous state, local, or federal law, statute, rule, order or regulation that Executive had or may have with respect to the Releasees. California Civil Code Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as any that are now disclosed, arising prior to Executive’s execution of this Agreement. This release does not extend to those rights, which as a matter of law cannot be waived, including but not limited to unwaivable rights Executive may have under the California Labor Code. Nothing in this Agreement shall limit Executive’s right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a manner.

(d) Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law. Nevertheless, Executive understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Paragraphs 6(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

7. False Claims Representations and Promises: Executive have disclosed to the Company any information Executive have concerning any conduct involving the Company or any affiliate that Executive have any reason to believe may be unlawful or that involves any false claims to the United States. Executive promise to cooperate fully in any investigation the Company or any affiliate undertakes into matters occurring during my employment with the Company or any affiliate. Executive understand that nothing in this Release prevents me from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right Executive might have to any proceeds or awards in connection with any false claims proceedings against the Company or any affiliate.

8. Representations:

(a) Executive agrees that he has not and will not engage in any conduct that is injurious to the Company’s or the Releasees’ reputation or interest, including but not limited to publicly disparaging (or inducing or encouraging others to publicly disparage) the Company or the Releasees.

(b) Executive acknowledges that he has returned to the Company any and all originals and copies of documents, materials, records, credit cards, keys, building passes, computers, BlackBerries and other electronic devices or other items in his possession or control belonging to the Company or containing proprietary information relating to the Company.

(c) Executive further agrees that he will maintain the confidentiality of all customer and Company confidential information, unless and until such information is made public through no actions of Executive.

9. Duty of Cooperation:

(a) Executive will cooperate with the Company and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Executive was involved or of which Executive has knowledge.

(b) Executive agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to Executive’s employment with the Company, he will give prompt notice of such request to the Chief Executive Officer and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

10. The making of this Agreement is not intended, and shall not be construed, as an admission that the Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Executive.

11. The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

12. Executive acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

13. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

14. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by Paragraph 6 above is illegal, void, or unenforceable, Executive agrees to execute a release, waiver and/or covenant that is legal and enforceable. Finally, any breach of the terms of Paragraphs 7, 8 and/or 9 above shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief in a court of competent jurisdiction.

15. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to the conflict of laws provisions thereof. Actions to enforce the terms of this Agreement, or that relate to Executive’s employment with the Company shall be submitted to the exclusive jurisdiction of any state or federal court sitting in the County of Sacramento, State of California.

16. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument of this Agreement.

17. This Agreement (including any exhibits attached hereto) constitutes the complete understanding between the parties with respect to the termination of the Executive’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

18. Arbitrable Disputes: The Company and Executive agree to resolve any claims they may have with each other (except, if either Executive or the Company so elects, any dispute for which injunctive relief is a principal remedy) through final and binding arbitration in accordance with the Mutual Agreement to Arbitrate Claims previously executed by Executive on September 3, 2013. This arbitration requirement applies to, among other things, disputes about the validity, interpretation, or effect of this Release or alleged violations of it, claims of discrimination under federal or state law, or other statutory violation claims.

(a) Exclusive Remedy: Arbitration in this manner shall be the exclusive remedy for any claim that must be arbitrated pursuant to this section. Should Executive or the Company attempt to resolve such a claim by any method other than arbitration pursuant to this section, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.

Initialed:	Company __	Executive __

[Signature page follows]

[Signature page to Agreement and Release]

TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS, AND ITS ARBITRATION-OF-CLAIMS REQUIREMENT WAIVES YOUR RIGHT TO A JURY TRIAL.

Dated:
Mark Tucker

Aerojet Rocketdyne, Inc.

By:		Dated:
Name:
Title

Exhibit C to Agreement

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

I recognize that disputes may arise between Aerojet Rockctdyne Inc. (“the Company”) and me during or following my employment with the Company, and that those differences may or may not be related to my employment. I understand and agree that by entering into this Mutual Agreement to Arbitrate Claims (“Agreement”), I anticipate gaining the benefits of a speedy, less-formal, impartial, final and binding dispute-resolution procedure.

Except as provided in this Agreement, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Agreement. To the extent that the Federal Arbitration Act is inapplicable, the arbitration law of the state in which I work or last worked for the Company shall apply.

Claims Covered by the Agreement

The Company and I mutually consent to the resolution by arbitration of all claims or controversies (“claims”), past, present or future, whether or not arising out of my employment (or its termination), that the Company may have against me or that I (and no other party) may have against any of the following (1) the Company, (2) its officers, directors, employees or agents in their capacity as such or otherwise, (3) the Company’s parent, subsidiary and affiliated entities, (4) the Company’s benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates and agents, and/or (5) all successors and assigns of any of them.

The only claims that are arbitrable are those that are justiciable under applicable federal, state or local law. Arbitrable claims include, but are not limited to: claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, physical or mental disability or handicap, or medical condition); claims for benefits (except as provided below); claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance (except as provided below).

Claims Not Covered by the Agreement

The Company and I agree that neither of us shall initiate or prosecute any lawsuit or administrative action in any way related to any claim covered by this Agreement, except that this Agreement does not prohibit the filing of the following: (1) a court action for temporary equitable relief in aid of arbitration, where such an action is otherwise available by law, (2) an administrative charge to any federal, state or local equal opportunity or fair employment practices agency, (3) an administrative charge to the National Labor Relations Board, (4) an agency charge or complaint to exhaust an administrative remedy, or (5) any other charge filed with or communication to a federal, state or local government office, official or agency (for numbers (2) through (5) collectively, “a government complaint”).

The following claims are not covered by this Agreement: claims for workers’ compensation or unemployment compensation benefits; claims that as a matter of law cannot be subject to arbitration; claims under an employee benefit or pension plan that specifies a different arbitration procedure.

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To the maximum extent permitted by law, I hereby waive any right to bring on behalf of persons other than myself, or to otherwise participate with other persons in, any class, collective, or representative action (including but not limited to any representative action under the California Private Attorneys General Act (“PAGA”), or other federal, state or local statute or ordinance of similar effect). I understand, however, that to the maximum extent permitted by law I retain the right to bring claims in arbitration, including PAGA claims, for myself as an individual (and only for myself). If a court adjudicating a case involving the Company and me were to determine that there is an unwaivable right to bring a PAGA representative action, any such representative action shall be brought only in court, and not in arbitration.

This Agreement does not cover any current dispute in which both (i) I am represented by legal counsel, and (ii) counsel has asserted a claim on my behalf at the time this Agreement is made. This Agreement does not cover any dispute that currently is pending in litigation in any forum.

Time Limits for Commencing Arbitration and Required Notice of All Claims

The Company and I agree that the aggrieved party must give written notice of any claim to the other party no later than the expiration of the statute of limitations (deadline for filing) that the law prescribes for the claim. Otherwise, the claim shall be deemed waived. The filing of a government complaint shall not extend the statute of limitations for presenting any claim to arbitration. I understand that the aggrieved party is encouraged to give written notice of any claim as soon as possible after the event or events in dispute so that arbitration of any differences may take place promptly.

Written notice to the Company, or its officers, directors, employees or agents, shall be sent to its Vice President, Legal at the Company’s then-current address. I will be given written notice at the last address recorded in my personnel file.

The written notice shall identify and describe the nature of all claims asserted, the facts upon which such claims are based and the relief or remedy sought. The notice shall be sent to the other party by certified or registered mail, return receipt requested.

Representation

Any party may be represented by an attorney or other representative selected by the party.

Discovery

Each party shall have the right to take depositions of three fact witnesses and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents to any party and to subpoena documents from third parties. Requests for additional depositions or discovery may be made to the Arbitrator selected pursuant to this Agreement. The Arbitrator may grant such additional discovery if the Arbitrator finds that the party has demonstrated that it needs that discovery to adequately arbitrate the claim, taking into account the parties’ mutual desire to have a speedy, less-formal, cost-effective dispute-resolution mechanism.

Designation of Witnesses

At least 30 days before the arbitration, the parties must exchange lists of witnesses, including any experts, and copies of all exhibits intended to be used at the arbitration.

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Subpoenas

Each party shall have the right to subpoena witnesses and documents, subject to any limitations the Arbitrator shall impose for good cause shown.

Place of Arbitration

The arbitration shall take place in the county (or comparable governmental unit) in which I am or was last employed by the Company, and no dispute affecting my rights or responsibilities shall be adjudicated in any other venue or forum.

Arbitration Procedures

The arbitration will be held under the auspices of Judicial Arbitration & Mediation Services (“J•A•M•S”), or any successor. The arbitration shall be in accordance with its Employment Arbitration Rules & Procedures (and no other J•A•M•S rules), which are currently available at http://www.jamsadr.com/rules-employment-arbitration. I understand that the Company will supply me with a printed copy of those rules upon my request. The Arbitrator shall be either a retired judge, or an attorney who is experienced in employment law and licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”), selected pursuant to J•A•M•S rules or by mutual agreement of the parties.

The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator is without jurisdiction to apply any different substantive law or law of remedies. The Federal Rules of Evidence shall apply. The arbitration shall be final and binding upon the parties, except as provided in this Agreement.

The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems advisable. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

Either party, at its expense in the first instance, may arrange and pay for a court reporter to provide a stenographic record of proceedings.

Should any party refuse or neglect to appear for, or participate in, the arbitration hearing, the Arbitrator shall have the authority to decide the dispute based upon whatever evidence is presented.

Either party upon its request shall be given leave to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrator.

The Arbitrator shall render an award and written opinion in the form typically rendered in labor arbitrations no later than thirty (30) days from the date the arbitration hearing concludes or the post-hearing briefs (if requested) are received, whichever is later. The opinion shall include the factual and legal basis for the award.

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Arbitration Fees and Costs

The Company will be responsible for paying any filing fee and the fees and costs of the Arbitrator; provided, however, that if I am the party initiating the claim, I will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which I am (or was last) employed by the Company. Each party shall pay in the first instance its own litigation costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and litigation costs, or if there is a written agreement providing for attorneys’ fees and/or litigation costs, the Arbitrator shall rule upon a motion for attorneys’ fees and/or litigation costs under the same standards a court would apply under the law applicable to the claim(s) at issue.

Reconsideration and Review

Either party shall have the right, within twenty (20) days of issuance of the Arbitrator’s decision, to file with the Arbitrator (and the Arbitrator shall have jurisdiction to consider and rule upon) a motion to reconsider (accompanied by a supporting brief), and the other party shall have twenty (20) days from the date of the motion to respond. The Arbitrator thereupon shall reconsider the issues raised by the motion and, promptly, either confirm or change the decision, which (except as provided by law) shall then be final and conclusive upon the parties.

Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award.

Interstate Commerce

I understand and agree that the Company is engaged in transactions involving interstate commerce.

Requirements for Revocation

This Agreement to arbitrate shall survive the termination of my employment and the expiration of any benefit plan. It can only be revoked by a writing signed by both the Company’s Chief Executive Officer (or, if none, its highest-ranking official) and me, specifically stating an intent to revoke this Agreement.

Sole and Entire Agreement

This is the complete agreement of the parties on the subject of arbitration of disputes (except for any arbitration agreement in connection with any pension or benefit plan). This Agreement supersedes any prior or contemporaneous oral or written understandings on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

Construction and Severability

If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement. All other provisions shall remain in full force and effect based on the parties’ mutual intent to create a binding agreement to arbitrate their disputes.

Consideration

The promises by the Company and by me to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other.

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Voluntary Agreement

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND THAT I HAVE ENTERED INTO THE AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

I FURTHER ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISH TO DO SO.

Employee: /s/ Mark Tucker	AEROJET ROCKETDYNE INC. /s/ Trista Staggs
Signature of Employee Mark Tucker	Signature of Authorized Company Representative Staffing Coordinator
Print Name of Employee	Title of Representative

9/3/13	9/9/13
Date	Date

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